Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2016

HOUSTON, October 27, 2016 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $19.0 million, or $0.51 per diluted share, for the three months ended September 30, 2016, versus net income of $50.8 million, or $1.32 per diluted share, for the third quarter of 2015. The third quarter 2016 results were favorably impacted by an after-tax foreign exchange gain of $4.4 million, or $0.12 per diluted share, as compared to an after-tax foreign exchange gain of $5.1 million, or $0.13 per diluted share, during the third quarter of 2015. Total revenues were $123.6 million during the quarter ended September 30, 2016 compared to $201.4 million for the same period in 2015.

For the nine months ended September 30, 2016, net income was $91.9 million, or $2.44 per diluted share, compared with net income of $143.7 million, or $3.70 per diluted share, for the same period in 2015. The results for the first nine months of 2016 were favorably impacted by an after-tax foreign exchange gain of $21.7 million, or $0.57 per diluted share, as compared to an after-tax foreign exchange gain of $0.9 million, or $0.02 per diluted share, during the first three quarters of 2015. Total revenues were $432.6 million during the nine months ended September 30, 2016 compared to $642.7 million during the same period in 2015.

Blake DeBerry, Dril-Quip’s President and CEO, stated, “In the face of depressed industry conditions that continued throughout the third quarter of 2016, we were pleased to achieve diluted earnings per share at the high end of our guidance range. Reduced gross margins were offset by reductions in selling, general and administrative and engineering expenses, as well as a lower-than-expected tax rate.

“Looking ahead, we continue to believe that our strong balance sheet will allow us to take advantage of opportunities that may arise, despite current market conditions. Our focus will continue to include the pursuit of acquisition candidates, the repurchase of stock through our stock buy-back program and the continuation of our research and development efforts to benefit the Company and our shareholders in the long-term.”

In addition, the Company announced that its backlog at September 30, 2016 was approximately $378 million, compared to its June 30, 2016 backlog of approximately $460 million and its September 30, 2015 backlog of approximately $824 million. Based upon current market conditions and excluding foreign currency gains/losses or any unusual items, the Company expects its earnings per diluted share for the quarter ending December 31, 2016 to approximate $0.25 to $0.35 per share. Consistent with our previously announced guidance, the Company expects its full-year 2016 earnings per diluted share to be in the range of $2.10 to $2.20, excluding foreign currency gains/losses or any unusual items.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward-looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenues	$123,640	$201,402	$432,640	$642,680
Cost and expenses:
Cost of sales	77,633	108,132	250,610	350,934
Selling, general and administrative	12,504	17,280	31,487	67,871
Engineering and product development	10,570	11,735	33,050	35,348

	100,707	137,147	315,147	454,153

Operating income	22,933	64,255	117,493	188,527
Interest income	945	345	1,968	559
Interest expense	(1)	(4)	(15)	(10)

Income before income taxes	23,877	64,596	119,446	189,076
Income tax provision	4,864	13,819	27,527	45,422

Net income	$19,013	$50,777	$91,919	$143,654

Diluted earnings per share	$0.51	$1.32	$2.44	$3.70

Weighted average shares–diluted	37,554	38,548	37,699	38,789

Depreciation and amortization	$7,592	$7,638	$23,092	$22,777

Capital expenditures	$5,013	$5,542	$20,289	$16,746